Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President,	Senior Manager,
Finance and Administration,	Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.mroz-bremner@Integra-LS.com
Integra LifeSciences Reports Second Quarter 2008 Financial Results
Revenues for the Second Quarter Increase 17% to $157.2 million
Integra enters the Fast Growing Spine Market
Plainsboro, New Jersey, August 11, 2008 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the quarter ended June 30, 2008. Total revenues in the second quarter of 2008 were $157.2 million, reflecting an increase of $22.4 million, or 17%, over the second quarter of 2007.
The Company reported GAAP net income of $13.8 million, or $0.48 per diluted share, for the second quarter of 2008, compared to GAAP net income of $9.3 million, or $0.31 per diluted share, for the second quarter of 2007.
In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the quarters ended June 30, 2008 and 2007 appear in the financial statements attached to this release.
Adjusted net income for the second quarter of 2008, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $14.1 million, or $0.49 per diluted share. In the second quarter of 2007, adjusted net income was $12.4 million, or $0.41 per diluted share.
GAAP operating income for the second quarter of 2008 was $24.8 million, a 47% increase over the prior year period.
“Integra posted strong results this quarter and in the first half of the year,” said Stuart Essig, Integra’s President and Chief Executive Officer. “We are pleased with the underlying strength of our business, including both revenue growth and profitability. With revenues in line with our prior guidance and earnings above the high end of our expectations, it is particularly gratifying to report the improvements in both gross margin and operating margin that we had been working toward achieving for several quarters now.”

Integra LifeSciences presents its revenues in two categories: Neurosurgical and Orthopedic Implants, and Medical Surgical Equipment. Neurosurgical and Orthopedic Implants revenues grew by 37% to $67.7 million from $49.4 million in the prior year period. We continued to experience robust growth of extremity reconstruction products, which grew more than 35% and Integra Mozaik bone graft products, which more than doubled over 2007.
“The strong growth of the Integra Mozaik line is an important benefit of our orthopedics strategy, the first leg of which was built on our foundational neurosurgery franchise.” said Mr. Essig. “Last year’s acquisition of Isotis and the expansion of Integra’s extremities reconstruction business were extensions of the strategy. The recently announced acquisition of Theken Spine reinforces our commitment to the high-growth segments of orthopedics. While we will run the neurosurgery, extremities, orthobiologic, and spine businesses separately, they will reinforce each other and all will benefit from our leading position in tissue engineering.”
Medical Surgical Equipment products grew 5% to $89.5 million from $85.4 million in the prior year period. During 2008, we are continuing to integrate acquisitions and focus on improving the profitability of these product lines. We have also deemphasized or eliminated underperforming product lines, which has tempered growth in this category for several quarters.
Excluding revenues from acquired product lines, total revenues grew 7% over the prior year period.
Gross margin on total revenues in the second quarter of 2008 was 63%. Cost of goods sold included inventory fair value purchase accounting charges from the Precise Dental acquisition and certain manufacturing charges. Together, these charges adversely affected the gross margin by less than a quarter of a percentage point.
Research and development expense increased $1.6 million in the second quarter of 2008 to $7.8 million.
Selling, general and administrative expense increased by $8.5 million to $63.5 million in the second quarter of 2008, or 40% of total revenue, compared to $55 million, or 41% of total revenue, in the second quarter of 2007. We continue to leverage our selling, general and administrative expenses as a percentage of sales. Excluding special charges, we expect these expenses to decrease to between 38% and 40% of revenue over the remainder of 2008, with the increased leverage of our larger selling organizations being partially reduced by the inclusion of the Theken companies.
Intangible asset amortization expense for the second quarter of 2008 was $3.0 million.
We reported a $1.2 million increase in net interest expense to $3.8 million for the second quarter of 2008, primarily from increased borrowings under our credit facility to fund the repayment of our $120 million convertible notes in April 2008. The Company repaid $120 million in cash and issued 768,221 shares in connection with the maturity of these notes.
Other expense was $0.5 million in the second quarter of 2008.
We reported an effective income tax rate of 32.7%. We estimate our income tax rate for the full year 2008 to be 35%. Our cash totaled $77.3 million, and we had $120 million in outstanding borrowings under our credit facility.

At June 30, 2008, there was $54.5 million available for repurchases under our existing share repurchase authorization, which will expire on December 31, 2008. Integra did not repurchase any shares of common stock during the quarter.
The Company has updated quarterly guidance for the remainder of 2008 to reflect the inclusion of the Theken acquisition. In accordance with usual practice, expectations for financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed and assumes that foreign currency exchange rates remain unchanged from current rates.
We estimate that we will incur approximately $0.4 million and $0.8 million of inventory purchase accounting charges and acquisition and integration related costs in the third and fourth quarters of 2008, respectively, related to the integration of Theken. The Company is finalizing the purchase price allocation for the Theken transaction and expects to record a non-cash in-process research and development charge in the third quarter of 2008. In addition, we expect a non-cash compensation charge related to the restricted stock units granted in connection with the extension of the term of our Chief Executive Officer’s employment agreement in the third quarter of this year. Together, the after-tax impact of these non-cash charges is expected to be approximately $23 million in the third quarter of 2008.
In the second half of 2008, Integra anticipates various additional acquisition-related charges from the Precise Dental and Theken acquisitions. We also anticipate consolidation, manufacturing and distribution transfer, and system integration charges related to various projects including the continued transfer of manufacturing amongst various sites and Oracle implementation activities in our Ohio and European facilities. These anticipated charges are outlined in the “Reconciliation of non-GAAP adjustments — guidance” table at the end of this release.
In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
We have increased our revenue guidance for the full year 2008 to a range of $650 million to $663 million from $635 million to $655 million. This revised guidance reflects first half actual results and the addition of approximately $14 million to $15 million in Theken revenues for the balance of the year. The Company is also adjusting its Q3 and Q4 revenue guidance ranges to $160-$165 million and $177-$185 million, respectively, to reflect the addition of Theken revenues.
We are also revising our GAAP and adjusted diluted earnings per share guidance. The new full year guidance reflects actual first half 2008 results and the anticipated impact of the Theken acquisition.
We expect full year 2008 GAAP diluted earnings per share within the range of $1.10- $1.20. We expect GAAP diluted earnings (loss) per share in the range of ($0.36) — ($0.31) and $0.57 — $0.62 for Q3 and Q4, respectively.
We expect full year 2008 adjusted diluted earnings per share within the range of $2.05 — $2.15 and adjusted diluted earnings per share in the range of $0.44 —0.49 and $0.60 — $0.65 for Q3 and Q4, respectively.

Excluding compensation expense related to the extension of the CEO’s employment agreement, the Company expects to incur approximately $4 million, or $0.09 per share, of share-based compensation expense associated with FAS 123R on a quarterly basis for the remainder of 2008. This non-cash compensation expense is included in both the GAAP and adjusted diluted earnings per share guidance for 2008 provided above.
We have scheduled a conference call for 9:00 am ET tomorrow, August 12, 2008, to discuss the financial results for the second quarter of 2008 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (913) 312-1264 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through August 26, 2008 by dialing (719) 457-0820 (access code 5425710) or through the webcast accessible on our website.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margin on product revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the timing and amount of share-based awards granted to employees; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide adjusted net income and adjusted earnings per diluted share. Adjusted net income consists of net income, excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) charges related to restructuring European subsidiaries, (vii) intangible asset impairment charges, (vii) incremental professional and bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K, (viii) charge relating to the Q3 grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement in the forward looking guidance and (ix) the income tax expense/benefit related to these adjustments and the cumulative impact of changes in tax rates. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2008	2007
TOTAL REVENUE	$157,198	$134,767

COSTS AND EXPENSES
Cost of product revenues	58,159	52,808
Research and development	7,793	6,239
Selling, general and administrative	63,475	54,980
Intangible asset amortization	2,973	3,845

Total costs and expenses	132,400	117,872

Operating income	24,798	16,895

Interest income	444	636
Interest expense	(4,261)	(3,273)
Other income (expense), net	(451)	303

Income before income taxes	20,530	14,561

Income tax expense	6,716	5,220

Net income	$13,814	$9,341

Add back of after tax interest expense	0	2

Net income for diluted earnings per share	$13,814	$9,343

Diluted net income per share	$0.48	$0.31

Weighted average common shares outstanding for diluted net income per share	28,580	30,169

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

	Three Months Ended
	June 30,
	2008	2007

Acquisition-related charges	453	1,631

Facility consolidation, manufacturing transfer and system integration charges	201	186

Employee termination and related costs	—	(228)

Charges associated with discontinued or withdrawn product lines	—	956

Charges related to restructuring European subsidiaries	—	335

Incremental professional and bank fees related to the delayed 10-K filing	493	—

Intangible asset impairments	—	1,014

Income tax expense (benefit) related to above adjustments and cumulative impact of changes in tax rates	(900)	(881)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2008	2007
GAAP net income	$13,814	$9,341

Non-GAAP adjustments:

Acquisition-related charges (a)	453	1,631

Facility consolidation, manufacturing transfer and system integration charges (b)	201	186

Employee termination and related costs (c)	—	(228)

Charges associated with discontinued or withdrawn product lines (d)	—	956

Charges related to restructuring European subsidiaries (e)	—	335

Intangible asset impairments (f)	—	1,014

Incremental professional and bank fees related to the delayed 10-K filing(g)	493	—

Income tax expense (benefit) related to above adjustments and cumulative impact of changes in tax rates (h)	(900)	(881)

Total of non-GAAP adjustments	247	3,013

Adjusted net income	14,061	12,354

Add back of after tax interest expense	—	2

Adjusted net income for diluted earnings per share	$14,061	$12,356

Weighted average common shares outstanding for diluted net income per share	28,580	30,169

Adjusted diluted net income per share	$0.49	$0.41

(a)	2008 — $167 recorded in cost of product revenues, $286 recorded in intangible asset amortization; 2007 — $957 recorded in cost of product revenues, $674 recorded in intangible asset amortization;

(b)	2008 and 2007 — all recorded in cost of product revenues

(c)	2007 — all recorded in selling general and administrative (amount represents change in estimate for previously accrued severance amounts);

(d)	2007 — all recorded in cost of product revenues

(e)	2007 — all recorded in selling, general and administrative

(f)	2007 — $848 recorded in cost of product revenues, $166 recorded in intangible asset amortization

(g)	2008 — all recorded in selling, general and administrative

(h)
2007 — Amount is reduced by the benefit from eliminating a $709 tax charge incurred in connection with the European legal entity restructuring and is increased by the elimination of a $161 favorable tax benefit from a tax rate reduction in a certain jurisdiction.

2008 — The amount is reduced by $469 to reflect what the income tax expense would have been based upon a 35% effective income tax rate. The adjusted 35% effective income tax rate for the second quarter of 2008 approximates the effective income tax rate that would have been reported for the quarter after excluding the cumulative impact of changes in state and foreign income tax rates and certain infrequently occurring items on the 2008 reported tax rate.

2008 and 2007 — the remaining amount reflects the estimated additional tax (expense)/benefit that the Company would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision, based on the statutory rate applicable to jurisdictions in which the above non-GAAP adjustments relate.

Condensed Balance Sheet Data (in thousands):

	June 30,	December 31,
	2008	2007
Cash and marketable securities, including non-current portion	77,338	57,339
Accounts receivable, net	108,126	103,539
Inventory, net	149,345	144,535

Bank line of credit	120,000	—
Convertible securities, current	—	119,962
Convertible securities, non-current	330,000	330,000

Stockholders’ equity	324,088	260,429

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	30-Sept-08		31-Dec-08
	Low	High	Low	High
GAAP net income	($10,390)	($8,990)	$16,770	$18,270

Non-GAAP adjustments:

Acquisition-related charges	20,600	20,600	750	750

Facility consolidation, manufacturing and distribution transfer and system integration charges	340	340	450	450

Charge relating to grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement	18,000	18,000	—	—

Income tax (benefit) related to above adjustments	(15,650)	(15,650)	(370)	(370)

Total of non-GAAP adjustments	23,290	23,290	830	830

Adjusted net income	$12,900	$14,300	$17,600	$19,100

Weighted average common shares outstanding for diluted net income per share	29,000	29,000	29,300	29,300

GAAP diluted net income per share	($0.36)	($0.31)	$0.57	$0.62

Non-GAAP adjustments detailed above (per share)	$0.80	$0.80	$0.03	$0.03

Adjusted diluted net income per share	$0.44	$0.49	$0.60	$0.65

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-08
	Low	High
GAAP net income	$31,760	$34,660

Non-GAAP adjustments:

Acquisition-related charges	25,010	25,010

Facility consolidation, manufacturing and distribution transfer and system integration charges	1,350	1,350

Incremental professional and bank fees related to the delayed 10-K filing	1,050	1,050

Charge relating to grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement	18,000	18,000

Income tax expense (benefit) related to above adjustments	(17,770)	(17,770)

Total of non-GAAP adjustments	27,640	27,640

Adjusted net income	$59,400	$62,300

Weighted average common shares outstanding for diluted net income per share	29,000	29,000

GAAP diluted net income per share	$1.10	$1.20

Non-GAAP adjustments detailed above (per share)	$0.95	$0.95

Adjusted diluted net income per share	$2.05	$2.15
IART-F
Source: Integra LifeSciences Holdings Corporation